EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.
REPORTS THIRD QUARTER OPERATING RESULTS

STRENGTH IN CORE OPERATIONS EVIDENT IN 122% IMPROVEMENT IN OPERATING INCOME

GEORGE TOWN, Grand Cayman, Cayman Islands (November 9, 2011) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the third quarter and first nine months of 2011.  The Company will host an investor conference call tomorrow – Thursday, November 10, 2011 -- at 10:00 a.m. EST to discuss its operating results and other topics of interest (see details below).

For the three months ended September 30, 2011, total revenues increased 9% to approximately $12.8 million, compared with total revenues of approximately $11.7 million in the third quarter of 2010.

Retail water revenues increased 14% to approximately $5.3 million during the most recent quarter, compared with approximately $4.6 million in the three months ended September 30, 2010.  The increase in retail water revenues was attributable to an increase of approximately 7% in the number of gallons of water sold, a 2% inflation-related increase to base rates effective January 1, 2011 due to an upward movement in the price indices used to determine such rate adjustments, and higher energy prices in 2011 that resulted in an increase in energy pass-through charges to the Company’s retail customers.

Bulk water revenues increased 18% to approximately $7.5 million, compared with approximately $6.3 million in the year-earlier quarter, reflecting an increase of approximately 8% in the volume of water sold and increased energy pass-through charges to the Company’s customers due to higher energy prices.

Services revenues declined 91% to $70,217 in the third quarter of 2011, versus $756,108 in the third quarter of 2010, primarily due to a decline in the fees earned for management of the Bermuda plant and under the Company’s contract to manage the operations of its OC-BVI affiliate.  The management contract for the Bermuda plant expired on June 30, 2011, and the Company does not expect to generate any further fees or revenues from its Bermuda affiliate.  During the third quarter of 2010, the Company earned incremental management fees from OC-BVI as a result of the BVI government’s payment to OC-BVI of $2 million of the Court-ordered payment relating to the Baughers Bay litigation.

Net income attributable to stockholders increased approximately 2% to $1,286,068, or $0.09 per diluted share, in the quarter ended September 30, 2011, compared with net income attributable to stockholders of $1,265,593, or $0.09 per diluted share, in the three months ended September 30, 2010.  Operating income increased 122%, from $440,241 in the third quarter of 2010 to $976,899 in the most recent quarter.  The increase in net income for the third quarter of 2011 primarily reflected higher revenues, an increase in gross profit margins in the bulk water business segment, and lower general and administrative expenses due to a reduction in project development expenses for the Company’s Mexico affiliate.  Other income, net, decreased approximately 61% to $324,749 in the third quarter of 2011, versus $842,856 in the year-earlier quarter, primarily reflecting lower interest income, along with a reduction in the Company’s equity in the earnings of its investment in OC-BVI to $159,250 in the most recent quarter, from $813,087 in the third quarter of 2010, partially offset by a reduction in interest expense.

Consolidated gross profit increased 6% to approximately $4.0 million (31% of total revenues) in the three months ended September 30, 2011, compared with approximately $3.8 million (32% of total revenues) in the third quarter of 2010.  Gross profit on retail revenues increased 4% to $2,418,122 (46% of revenues) in the most recent quarter, versus $2,321,061 (50% of revenues) in the prior-year quarter.  The decline in gross profit as a percentage of retail revenues from 2010 to 2011 reflects increased energy pass-through charges for 2011 and an increase in operating expenses of approximately $122,000.  Gross profit on bulk revenues improved 55% to $1,645,698 (22% of revenues) in the third quarter of 2011, compared with $1,061,832 (17% of revenues) in the prior-year period, reflecting a $296,000 decrease in plant operating costs (due principally to lower repair and maintenance costs) and an 18% increase in bulk revenues. The services segment recorded a negative gross profit of ($54,970) in the quarter ended September 30, 2011, compared with a prior-year gross profit of $389,622, as revenues generated in the third quarter of 2011 were insufficient to cover segment operating costs.

General and administrative (“G&A”) expenses declined 9% to $3,031,951 in the third quarter of 2011, versus $3,332,274 a year earlier.  The decrease in G&A expenses was primarily due to a reduction of almost $682,000 in project development expenses for the Company’s Mexico affiliate, which was partially offset by an increase of $211,000 in employee costs related to the hiring of additional personnel and salary increases, and incremental other business development costs of approximately $219,000.

Interest income decreased 31% to $265,934 in the most recent quarter, versus $386,562 in the 2010 quarter, due to the repayment of a loan receivable from OC-BVI and lower interest-earning balances.  Interest expense declined 57% to $170,659, versus $392,711 in the third quarter of 2010 as a result of approximately $177,000 in interest capitalized for the expansion of the Blue Hills plant and the prepayment on September 30, 2010 of $1.5 million of the Company’s 7.5% bonds payable.

“We are very pleased to report a 122% increase in operating income, primarily reflecting increased revenue and profitability in our Bulk segment due to incremental quantity-based revenues from the Red Gate plant that was refurbished in July last year, along with reduced costs from improved maintenance and reliability in our Bahamas operations,” observed Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “While this was largely offset by a reduction in the net income of our OC-BVI affiliate, we consider the improved efficiencies and volumes in our core operations very satisfying.”

“Last week we began delivering water from the new 4.8 million US gallon per day Blue Hills expansion in the Bahamas, which was accomplished in a record time of nine months from the date we received the contract award to the date of initial water deliveries.  I am extremely grateful to all the members of the Company’s staff who worked long hours and put in a great deal of effort to make this happen.  Our Bahamas customer requires the additional water to replace its current water barging operation, which is being terminated this week, and this deadline put the Company under extreme pressure to deliver the expansion on time.  We look forward to the increased revenues that will result from the 67% increase in the capacity of the Blue Hills plant.  This expansion will enable the Bahamas government water utility to satisfy the needs of its customers in a far more efficient and cost-effective manner by eliminating the need to barge water from Andros Island to New Providence Island.”

“Regarding our venture in Baja California, Mexico, NSC, the joint venture company carrying out the development of the Rosarito project, has been unable to secure additional funding for the project and to address the remaining uncertainties associated with this project in a timely manner, “continued Mr. McTaggart.  “As a result, we have given a third-party related to our NSC partner an option to purchase our interest in NSC.  If this option is not exercised, we will evaluate other alternatives, which may include seeking other buyers, restructuring NSC or ceasing operations related to the Rosarito project.  Although we are very disappointed that this particular opportunity has not developed as planned, we have acquired a great deal of knowledge and expertise regarding the water markets in Mexico and the southwestern United States and expect to explore other opportunities in these regions in the future.”

“New project opportunities in our primary Caribbean market continue to develop at a much slower pace than in the past, so we have looked to new fast-growing areas of the world where naturally occurring water resources are scarce, such as Asia, where we have been evaluating certain business prospects over the past 18 months.  We believe some of these prospects are quite promising, and we recently hired a regional sales and engineering manager to pursue them.  We will keep our shareholders posted if and when we obtain customer contracts and decide to allocate capital to the resulting projects.”

“Our financial condition remains strong, and we view this as a significant competitive advantage when pursuing new project opportunities.  Current and long-term debt outstanding totals $17.2 million, which is equivalent to less than 14% of our $128.7 million in stockholders’ equity.  Our operating activities generated net cash of approximately $14.6 million during the first nine months of 2011, allowing us to end the most recent quarter with more than $49 million of cash and cash equivalents on our balance sheet,” concluded Mr. McTaggart.

For the nine months ended September 30, 2011, total revenues increased 6% to approximately $41.5 million, compared with total revenues of approximately $39.1 million in the first nine months of 2010.

Retail water revenues increased 7% to approximately $18.2 million during the first nine months of 2011, compared with approximately $17.1 million in the nine months ended September 30, 2010.  Bulk water revenues increased 19% to approximately $22.4 million, compared with approximately $18.8 million in the corresponding period of the previous year.  Services revenues decreased 71% to $942,838 in nine months ended September 30, 2011, versus $3,253,451 in the first nine months of 2010, primarily due to a significant reduction in plant construction activity, the expiration of the management services contract for the Bermuda plant, and lower fees earned on the Company’s management agreement for OC-BVI.

Net income attributable to stockholders declined 3% to $5,208,740, or $0.36 per diluted share, in the nine months ended September 30, 2011, compared with net income attributable to stockholders of $5,375,598, or $0.37 per diluted share, in the nine months ended September 30, 2010.  Operating income increased 1% to $4,505,366 in the first nine months of 2011, versus $4,470,726 in the prior-year period.  Other income, net, was largely unchanged at $1,066,431 in the first nine months of 2011, compared with $1,087,867 in the year-earlier period.  The Company recognized earnings on its investment in OC-BVI of $791,722 during the nine months ended September 30, 2011, compared with $1,179,561 in the corresponding period of 2010.

Consolidated gross profit increased approximately 8% to $14.5 million (35% of total revenues) in the nine months ended September 30, 2011, compared with approximately $13.5 million (35% of total revenues) in the first nine months of 2010.  Improvements in gross profit in the retail and bulk water business segments in the nine months ended September 30, 2011 more than offset a significant decline in gross profits in the services segment, when compared with the prior-year period.

General and administrative expenses rose 11% to $10,005,245 in the first nine months of 2011, versus $9,019,320 a year earlier.  The increase in G&A expenses resulted from incremental expenses of almost $552,000 for the project development activities of the Company’s consolidated Mexico affiliate, NSC, and an increase of approximately $376,000 in employee costs due to the hiring of additional personnel and salary increases.

Interest income decreased 6% to $927,885 in the nine months ended September 30, 2011, versus $990,777 in the 2010 period, while interest expense declined 28% to $864,944, versus $1,196,346 in the corresponding period of the previous year.

Investor Conference Call

The Company will host a conference call at 10:00 a.m. EST tomorrow – Thursday, November 10, 2011, to discuss its operating results for the third quarter and first nine months of 2011, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 10:00 a.m. EST on November 10, 2011.   A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on November 17, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10006178 and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the outcome of the Company’s negotiations with the Cayman Government regarding a new retail franchise agreement, the ability to successfully secure contracts for water projects, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett,
Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$49,045,925	$46,130,237
Accounts receivable, net	8,182,226	12,132,730
Inventory	1,501,981	1,434,811
Prepaid expenses and other current assets	3,268,685	2,294,747
Current portion of loans receivable	1,815,512	1,733,799
Total current assets	63,814,329	63,726,324

Property, plant and equipment, net	52,378,833	55,923,731
Construction in progress	9,743,726	249,300
Inventory non-current	3,649,879	3,538,912
Loans receivable	11,230,442	12,602,419
Investment in OC-BVI	6,701,293	7,812,523
Intangible assets, net	1,554,048	1,710,737
Goodwill	3,587,754	3,587,754
Other assets	2,928,671	3,049,866
Total assets	$155,588,975	$152,201,566

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,052,461	$4,316,125
Dividends payable	1,155,458	1,152,614
Current portion of long term debt	1,503,351	1,422,991
Total current liabilities	8,711,270	6,891,730
Long term debt	15,746,022	16,883,794
Other liabilities	426,052	442,919
Total liabilities	24,883,344	24,218,443
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 22,427 and 16,784 shares, respectively	13,456	10,070
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,561,082 and 14,555,393 shares, respectively	8,736,649	8,733,236
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	81,772,103	81,349,944
Retained earnings	38,220,199	36,289,706
Total Consolidated Water Co. Ltd. stockholders' equity	128,742,407	126,382,956
Non-controlling interests	1,963,224	1,600,167
Total equity	130,705,631	127,983,123
Total liabilities and equity	$155,588,975	$152,201,566

 CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Retail water revenues	$5,283,676	$4,631,368	$18,212,067	$17,056,601
Bulk water revenues	7,452,759	6,312,326	22,394,239	18,766,546
Services revenues	70,217	756,108	942,838	3,253,451

Total revenues	12,806,652	11,699,802	41,549,144	39,076,598

Cost of retail revenues	2,865,554	2,310,307	8,819,155	7,817,030
Cost of bulk revenues	5,807,061	5,250,494	17,739,995	15,178,925
Cost of services revenues	125,187	366,486	479,383	2,590,597

Total cost of revenues	8,797,802	7,927,287	27,038,533	25,586,552

Gross profit	4,008,850	3,772,515	14,510,611	13,490,046

General and administrative expenses	3,031,951	3,332,274	10,005,245	9,019,320

Income from operations	976,899	440,241	4,505,366	4,470,726

Other income (expense):
Interest income	265,934	386,562	927,885	990,777
Interest expense	(170,659)	(392,711)	(864,944)	(1,196,346)
Other income	70,224	35,918	211,768	113,875
Equity in earnings of OC-BVI	159,250	813,087	791,722	1,179,561

Other income, net	324,749	842,856	1,066,431	1,087,867

Net income	1,301,648	1,283,097	5,571,797	5,558,593
Income attributable to non-controlling interests	15,580	17,504	363,057	182,995

Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,286,068	$1,265,593	$5,208,740	$5,375,598

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.09	$0.09	$0.36	$0.37
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.09	$0.09	$0.36	$0.37
Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,560,765	14,549,189	14,558,670	14,545,555
Diluted earnings per share	14,590,509	14,592,665	14,595,668	14,600,210